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                                                                     Exhibit 2.1
                        NEW MILLENNIUM MULTIMEDIA, INC.

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made and entered into this 5th day of May, 1999 by and among NEW MILLENNIUM MULTIMEDIA, INC., a Georgia corporation having its principal place of business at 6131 Oakbrook Parkway, Norcross, Georgia 30093 (hereinafter "New Millennium") and Linda Key, John Youstin, Jr., Doug Corner and Eric Ranney (hereinafter jointly and severally "Sellers") of AVANA COMMUNICATIONS CORPORATION, a Georgia corporation having its principal place of business at 1155 Hammond Drive, Building D, Suite 4080, Atlanta, Georgia (hereinafter "Avana").

                             W I T N E S S E T H

     WHEREAS, Sellers own or have rights to all of the capital stock, and interests therein, of Avana, and

     WHEREAS, NEW MILLENNIUM wishes to buy, and Sellers wish to sell, subject to the provisions of this Agreement, all right, title and interest in such capital stock.

     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

     1.  Purchase and Sale and License
         -----------------------------

     1.01.  Purchase and Sale of Avana Shares.  NEW MILLENNIUM agrees to acquire
            ----------------------------------
from Sellers and Sellers agree to transfer, assign, convey and deliver to NEW MILLENNIUM at the Closing, all right, title and interest in and to an aggregate of Sixty-Eight Thousand, One Hundred Seventy-Three (68,173) shares of capital stock of Avana (hereinafter the "Avana Shares"), representing all of the current issued and outstanding Avana Shares, in exchange for a total purchase price of Four Hundred and Fifty Thousand Dollars ($450,000) and an aggregate Ninety-Seven Thousand, Eight Hundred and Thirty (97,830) shares of common stock of NEW MILLENNIUM (hereinafter the "NEW MILLENNIUM Shares"). Sellers shall receive a number of NEW MILLENNIUM Shares as follows: Linda Key - 38,578 Shares, John Youstin - 38,578 Shares, Doug Corner - 10,668 Shares, Eric Ranney - 10,000 Shares and the sum of Fourteen Thousand Dollars ($14,000) cash. Such exchange is intended as an exchange exempt from registration under the Georgia Securities Act of 1973 by virtue of Section 10-5-9(13) thereof. One Hundred Thousand Dollars ($100,000.00) of the cash price specified above shall be contingent upon retention of at least ninety-five percent (95%) of the aggregate number of accounts currently serviced by Avana for one (1) year following the Closing Date. Any account attrition above five percent (5%) of the total number of accounts held as of the date of closing, which accounts are not replaced within thirty (30) days, and which are not attributable to any negligence or fault of NEW MILLENNIUM, shall reduce the deferred cash balance by Two Hundred Dollars ($200.00) per account. The deferred amount shall be payable on the anniversary date of the Closing or immediately upon the sale by NEW MILLENNIUM of more than twenty-five percent (25%) of the aggregate accounts previously serviced by Avana, payable in proportionate shares based upon Avana Stock ownership to Linda Key, John Youstin, Eric Ranney and Doug Corner. NEW MILLENNIUM Shares received by Sellers shall not be subject to dilution in a future stock issue
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except in the same proportion as NEW MILLENNIUM Shares owned by Messrs.
Granville, Weed and Duffy.

     1.02.  Proprietary Rights.  In addition to the shares exchanged pursuant to
            -------------------
Section 1.01, effective at the Closing, Sellers hereby grant to NEW MILLENNIUM a royalty-free, irrevocable, nonexclusive license (assignable by NEW MILLENNIUM or any successor in interest to any of its business) to use all other intangible assets of Sellers, including patents, patent applications, copyrights, inventions, trade secrets, and other technical know-how, which at or prior to Closing, Avana uses or has used in connection with its business or operations. Such license, with respect to copyrighted works heretofore published by any of the Sellers, is limited to a right to use consistent with such copyrights.

     2.  Closing
         -------

     Unless extended by NEW MILLENNIUM, the Closing of the transactions contemplated hereby shall be held on May 5, 1999 at 2:30 p.m. at the Law Office of Karen T. White, 3483 Satellite Boulevard, Suite 200, Duluth, Georgia, or as shall otherwise be mutually agreed to in writing by the parties. The date on which the Closing occurs is herein referred to variously as the "Closing Date" and the "Closing."

     2.01.  Sellers. At or before the Closing, Sellers shall deliver or cause to
            -------
be delivered to NEW MILLENNIUM:

     (a) certificates representing the Avana Shares duly endorsed for transfer and conveyance to NEW MILLENNIUM;

     (b) a corporate resolution of the Board of Directors and stockholders of Avana approving the transactions contemplated by this Agreement;

     (c) the resignation of each officer and director of Avana, effective on the Closing Date;

     (d) a list of all accounts in which the funds or other assets of Avana are deposited, and

     (e) the corporate records, including the charter documents, minutes of meetings and actions of the board of directors and minutes of meetings and actions of the stockholders, the corporate seal and all books of accounts of Avana.

     2.02.  NEW MILLENNIUM.  At Closing, NEW MILLENNIUM shall deliver to the
            ---------------
respective Sellers a stock certificate in the name of each Seller representing the number of NEW MILLENNIUM Shares described in Section 1.01;

     3.  Representations and Warranties of Avana and Sellers.
         ----------------------------------------------------

     Except as set forth in the disclosure schedule delivered to NEW MILLENNIUM on the date hereof, and signed by the President and Secretary of Avana (the "Avana Disclosure Schedule"), the sections of which are numbered to correspond to the subsection numbers of this Agreement, Avana hereby represents and warrants to NEW MILLENNIUM as follows:

     3.01.  Organization, Qualification.
            ----------------------------

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     (a)  Avana is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Avana has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority or to be so duly qualified and in good standing would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of Avana. Avana has no assets, offices or operations located in any place other than within the state of Georgia.

     (b) Avana has delivered to NEW MILLENNIUM complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended, minutes of all its directors' and shareholder meetings, and a shareholder list correctly setting forth the record ownership as of the date of this Agreement of all outstanding shares and all outstanding rights to purchase or convert into shares of the stock of Avana.

     3.02.  Capitalization.  As of the Closing Date, Avana shall have authorized
            ---------------
capital stock of 100,000 shares of Common Stock, without par value, of which 68,173 shares will be issued and outstanding as of such date. All such outstanding shares of Avana capital stock have been duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Avana or any agreement to which Avana is a party or by which it is bound. As of the Closing Date there will be no outstanding rights, warrants, options, agreements or commitments giving anyone any right to require Avana to sell or issue any capital stock or other securities. Between the date hereof and the Closing, Avana will not, without the prior written consent of NEW MILLENNIUM, issue any additional shares of stock, stock options, warrants, convertible notes or other securities exercisable for or convertible into shares of equity securities of Avana. The Avana Disclosure contains a listing of all outstanding shareholders and persons holding rights to acquire any equity interest in Avana.

     3.03.  Subsidiaries. Avana does not have and has never had any subsidiaries
            -------------
and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.04.  Authority Relative to this Agreement. Avana has full corporate power
            -------------------------------------
to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and as of the Closing Date will have been duly and validly authorized by the shareholders of Avana, and no other corporate proceedings on the part of Avana are necessary for Avana to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Avana. This Agreement constitutes the valid and binding agreement of Avana, enforceable against Avana in accordance with its terms.

     3.05.  Consents and Approvals; No Violation. Except as may be required by
            -------------------------------------
the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to Avana to make any filing with, or to obtain any permit,

                                      -3-
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authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Avana of the transactions contemplated by this Agreement. Avana does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by Avana nor the consummation by Avana of the transactions contemplated by this Agreement will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Avana, (b) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Avana is a party or by which Avana or any of its assets may be bound, (c) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to Avana or any of its assets, or (d) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of Avana.

     3.06.  Financial Statements of Avana. Avana has delivered to NEW MILLENNIUM
            ------------------------------
(i) an unaudited balance sheet of Avana as of March 31, 1999, and an unaudited statement of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 1998 (the "Avana Financials"). Said Financials shall be updated within thirty (30) days following the completion of each fiscal quarter between the date of execution and Closing. The Avana Financials have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered by such statements. The Avana Financials, with any notes thereto, are in accordance with the books and records of Avana and present fairly Avana's financial position and results of operations and cash flows as of the dates and for the periods indicated therein.

     3.07.  Undisclosed Liabilities. Avana does not have any material
            ------------------------
liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which (i) are accrued or fully reserved against in the balance sheet of the Avana Financials; or (ii) are of a normally recurring nature and were incurred after December 31, 1998 in the ordinary course of business consistent with past practice. Section 3.07 of the Avana Disclosure Schedule lists all liabilities of Avana incurred after December 31, 1998 which are of a type required to be disclosed or reflected in financial statements and which either (A) are not in the ordinary course of business, or
(B) exceed $5,000 with respect to any single transaction or single series of related transactions. NEW MILLENNIUM acknowledges disclosure of potential liability of Avana to MCI-WorldCom, Inc.

     3.08.  Absence of Changes.  Since March 31, 1999, there has not been:
            -------------------

     (a) any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Avana taken as a whole;

     (b) any material damage, destruction or casualty loss, whether or not covered by insurance, to any. assets or properties of Avana that amounts to more than $5,000 in the aggregate;

     (c) any increase in the compensation payable or to become payable by Avana to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement (other

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than adjustments consistent with prior practice) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;

     (d) any termination or notification of intended termination of a relationship with any material customer or supplier of Avana;

     (e) any entry by Avana into any commitment or transaction exceeding $5,000 in any instance (including, without limitation, any borrowing or capital expenditure;

     (f) any material change by Avana in accounting methods, principles or practices;

     (g) any repurchase or retirement of any securities of Avana, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Avana;

     (h) any act, omission or event which would be prohibited after the date of this Agreement under Section 4.1 hereof;

     (i) any sales returns or allowances not adequately provided for by the reserve in the Unaudited Financial Statements;

     (j) recognition of revenue on any transaction where a substantial or contingent right of return exists; or

     (k) any agreement, whether in writing or otherwise, to take any action described in this Section 3.08.

     3.09.  Properties and Inventories.  Avana has good and marketable title to,
            ---------------------------
valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, subject to no security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to the Avana Financials and except for any lien for taxes not yet due and payable and except for any statutory liens for which payment is not delinquent.

     3.10.  Real Property. Section 3.10 of the Avana Disclosure Schedule
            --------------
contains a list and description of all real property owned and all real property leased by Avana. Prior to the Closing, Avana will provide NEW MILLENNIUM with copies of all of the referenced leases. Avana has either fee simple title or enforceable leasehold interests in all property shown in the Avana Disclosure Schedule.

     3.11.  Insurance.  Avana has fire, casualty and general liability insurance
            ----------
policies, with extended coverage (subject to deductibles) sufficient to cover the material assets, properties and business of Avana. All such policies maintained by Avana are identified in Section 3.11 of the Avana Disclosure Schedule. Prior to the Closing, Avana will make copies of each of such policies available to NEW MILLENNIUM. Avana has not, to its knowledge, done anything by way of action or inaction which might invalidate any of such policies in whole or in part.

     3.12.  Litigation.  Except as set forth in Section 3.12 of the Avana
            -----------
Disclosure Schedule, Avana is not engaged in, nor has it been threatened with, any material litigation (which for this

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purpose shall mean a potential liability in excess of $5,000 or potential liabilities in the aggregate in excess of $5,000), arbitration, investigation or other legal proceeding relating to Avana or its business, property or employee benefit plans or policies, nor, to the knowledge of Avana, is there any valid basis for any such proceeding.

     3.13.  Purchase, Sale and Other Agreements.
            ------------------------------------

     (a) All of the following (whether written or oral) to which Avana is a party or to which Avana is subject are identified in Section 3.13 of the Avana Disclosure Schedule:

          (i) every contract or agreement for the purchase by Avana of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders, or aggregate purchase orders to a single vendor, involving payments of less than $1,000;

          (ii) lease of equipment, machinery or other personal property involving aggregate annual payments in excess of $1,000;

          (iii) contract or agreements for the sale or lease of products or furnishing of services by Avana, except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than $1,000;

          (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits;

          (v) contract or agreement, other than in the ordinary course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of Avana by any other person or of any other person by Avana;

          (vi) contract or agreement containing a covenant or covenants which purport to limit to a material extent the ability or right of Avana to engage in any lawful business activity or compete with any person or entity; or

          (vii)  material contract or agreement not otherwise described in this
Section 3.13 which is not terminable by and without penalty to Avana within six months after the date of this Agreement.

     (b) A complete and accurate copy of each written contract, agreement and other document identified in Section 3.13 of the Avana Disclosure Schedule will be made available to NEW MILLENNIUM prior to the Closing. Each contract, agreement or arrangement identified in Section 3.13 of the Avana Disclosure
Schedule is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects; there is no material default under any such material contract, agreement or arrangement; and no party to any such contract, agreement or arrangement has notified Avana that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

     3.14.  Licenses, Trademarks, Patents and Other Rights.  To the best of
            -----------------------------------------------
Avana's knowledge, Avana owns, is licensed or otherwise entitled to use, or can obtain the right to use on a basis which is commercially reasonable, all patents, trademarks, trade names, service marks, copyrights, if any, and other proprietary rights, necessary to the business of Avana as currently

                                      -6-
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conducted or as contemplated by its current business plan. Section 3.14(a) of the Avana Disclosure Schedule lists all Avana patents and registered trademarks, trade names and service marks and copyrights, and applications for any of the foregoing, and all licenses, the subject matter of which is incorporated into any Avana product, to which Avana is a party (the "Avana Intellectual Property"), other than licenses to readily available commercial software. Except as set forth in Section 3.14(b) of the Avana Disclosure Schedule, no claims (including any request to enter into a license agreement) have been asserted or threatened by any person (i) to the effect that any activity in which Avana is engaged infringes on any patents or other proprietary rights, (ii) against the use by Avana of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of Avana as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Avana Intellectual Property; and Avana is not aware of any valid basis for any such claim. To the best of its knowledge, no party is infringing the Avana Intellectual Property.

     3.15.  Employees.
            ----------

     (a) Section 3.15(a) of the Avana Disclosure Schedule identifies all consulting or employment agreements and other agreements with individual consultants or employees to which Avana is a party and which are either currently effective or will become effective at the Closing, as well as any employee handbooks, policy manuals and job application forms used by Avana. Copies of all such written agreements will be delivered to NEW MILLENNIUM prior to the Closing. Also shown on Section 3.15(a) of the Avana Disclosure Schedule are the names and dates of hire of each full-time employee of Avana and as of April 1, 1999, each such person's base salary (excluding sales commissions and bonuses) and accrued vacation pay. No officer, manager or other key employee of Avana has notified Avana of an intention to terminate employment or to seek a material change in his terms of employment, except as identified in the Avana Disclosure Schedule.

     (b) Section 3.15(b) of the Avana Disclosure Schedule contains a complete list of "Plans" consisting of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by Avana, or to which Avana contributes, and which covers any employee or former employee of Avana or under which Avana has any liability, including" employee welfare benefit plan," "employee benefit plan" and "employee pension benefit plan" as defined under ERISA;

     (c) With respect to the Plans, Avana shall deliver to NEW MILLENNIUM prior to the Closing, a copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified;

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     (d)  Section 3.15(d) of the Avana Disclosure Schedule identifies all collective bargaining agreements to which Avana is a party or by which Avana is bound. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending or threatened by any of the employees, former employees or employment applicants of Avana that could have a material adverse effect on Avana.

     (e) To Avana's knowledge, no employee of Avana is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of Avana or would conflict with Avana's business as conducted or proposed to be conducted. To Avana's knowledge, no employee of Avana is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship. with any previous employer and no litigation is pending or threatened with regard thereto.

     3.16.  Borrowing and Guarantees.  Section 3.16 of the Avana Disclosure
            -------------------------
Schedule identifies all agreements and undertakings pursuant to which Avana (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is or may become a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements will be delivered to NEW MILLENNIUM prior to the Closing.

     3.17.  Bank Accounts and Powers of Attorney.  Section 3.17 of the Avana
            -------------------------------------
Disclosure Schedule identifies all bank and credit card accounts used in connection with the operations of Avana whether or not such accounts are held in the name of Avana and lists their respective signatories, and lists the names of all persons holding a power of attorney from Avana and summarizes the terms thereof.

     3.18.  Compliance with Contracts.  Avana has performed all material
            --------------------------
obligations required to be performed by it as of the date of this Agreement under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or the Avana Disclosure Schedule and has not received any notice that it is in default thereunder. To its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such material agreement or cause any acceleration of maturity of any such material agreements.

     3.19.  Compliance with Laws. Avana has substantially complied with all
            ---------------------
laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

     3.20.  Taxes.  All United States, foreign, state and local tax returns and
            ------
reports (collectively "Returns") required to be filed to date with respect to the operations of Avana have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for Taxes contested in good faith and disclosed in Section 3.20 of the Avana Disclosure Schedule, all Taxes payable have been paid when due; there is no examination or audit known to Avana or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Avana is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Avana with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to

                                      -8-
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Avana. Avana has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Avana from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Avana is not a party to any tax-sharing or tax-allocation agreement, nor does Avana owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

     3.21.  Transactions with Associates of Management.  Except as otherwise
            -------------------------------------------
disclosed herein, no executive officer or director of Avana has, either directly or indirectly through another entity, any material interest in any property or assets of Avana (except as a shareholder). It is hereby acknowledged that Linda Key is a principal of Key Computers, Inc., which is an equipment lessor to Avana.

     3.22.  Accounts Receivable. All accounts receivable reflected on the
            --------------------
balance sheet of Avana as of December 31, 1998 are bona fide, arose in the ordinary course of business in the aggregate amount thereof.

     3.23.  Investment Banking and Finder Fees.  Avana has not incurred nor will
            -----------------------------------
incur any obligation for investment banking or finder fees in connection with this Agreement or the transactions contemplated hereby.

     3.24.  Investment Representations.  Sellers understand and acknowledge that
            ---------------------------
the NEW MILLENNIUM Shares will not be registered under the Securities Act nor qualified under the securities law of Georgia, by virtue of exemptions thereto. Each of the Sellers (either alone or in conjunction with his or her professional advisers) has such experience and knowledge in investment, financial and business matters in investments similar to the stock of the NEW MILLENNIUM that they are capable of protecting their own interest in connection therewith and qualifying for such exemptions. Further, each Seller is acquiring the NEW MILLENNIUM Shares for investment purposes only for Seller's own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Sellers understand that the certificates representing the NEW MILLENNIUM Shares will be stamped with a legend substantially in the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") AND SECTION 10-5-9(13) OF THE OFFICIAL CODE OF GEORGIA ANNOTATED (THE "GEORGIA CODE"). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN (I) PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE GEORGIA CODE AND (II) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE 1933 ACT, THE

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     GEORGIA CODE AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER
     JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

     3.25.  Tax sequences.  Although the exchange of shares and subsequent
            --------------
liquidation of Avana contemplated by this Agreement, which liquidation shall be completed as promptly as commercially feasible following the Closing, is intended to be a "tax free reorganization" pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and in reliance in part on Revenue Ruling 67-274, Seller understands that no assurance is given by NEW MILLENNIUM that such transaction shall be deemed by the Internal Revenue Service to be a transaction upon which no gain or loss is recognized. Each Seller assumes the obligation for the payment of taxes, if any, related to any gain or loss to such Seller as a result of the transactions contemplated by this Agreement.

     4.  Representations and Warranties of NEW MILLENNIUM.
         -------------------------------------------------

     NEW MILLENNIUM hereby represents and warrants to the Sellers as follows:

     4.01.  Capitalization.  The authorized capital stock of NEW MILLENNIUM
            ---------------
consists of One Million (1,000,000) shares of common stock, of which Four Hundred and Thirty-Six Thousand (436,000) shares are issued and outstanding, all of which outstanding shares are duly authorized, validly issued, fully paid and nonassessable. In addition, NEW MILLENNIUM has agreed to issue warrants to equipment suppliers to NEW MILLENNIUM covering an aggregate of 200,000 shares of common stock. NEW MILLENNIUM has no other outstanding subscriptions, warrants, options, rights, agreements or arrangements to issue its capital stock or other securities. NEW MILLENNIUM is under no obligation to purchase, redeem or otherwise acquire any of its securities.

     4.02.  Issuance and Delivery of NEW MILLENNIUM Shares.  The issuance and
            -----------------------------------------------
delivery of the NEW MILLENNIUM Shares has been duly authorized, and such shares, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

     4.03.  Organization. NEW MILLENNIUM (a) is a corporation (i) duly
            -------------
organized, validly existing and in good standing under the laws of the State of Georgia, and (ii) duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets, and (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted.

     4.04.  Authority, Binding Agreement. This Agreement has been approved by
            -----------------------------
the Board of Directors of NEW MILLENNIUM. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable NEW MILLENNIUM to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of NEW MILLENNIUM and is enforceable against NEW MILLENNIUM in accordance with its terms.

     4.05.  Litigation. There is no suit, action or other legal or
            ----------
administrative proceeding pending or threatened against NEW MILLENNIUM, and to its knowledge, no circumstances exist or have occurred which may lead to any suit, action, proceeding or investigation which could materially and adversely affect its business, assets or financial condition. NEW MILLENNIUM has received no notice from any federal, state or local governmental agency asserting any violation by NEW MILLENNIUM of any law, ordinance or regulation.

     4.06.  Special Shareholders' Meeting.  There shall be a specially called
            ------------------------------
meeting of the shareholders of NEW MILLENNIUM to be held ten (10) days after closing for the purpose of amending the corporate Bylaws to increase the number of Directors to four (4), and to vote upon the nomination of Seller John Youstin, Jr. to the Board of Directors.

     5.  Conditions to the Closing.
         --------------------------

     The obligations of the parties hereunder are subject to the satisfaction at or by the Closing of each of the conditions set forth below. Any of such conditions may be waived by the other party but only in writing.

     5.01.  Compliance with Terms. On the Closing Date, all the terms,
            ----------------------
conditions and covenants of this Agreement to be complied with and performed by the respective parties shall have been complied with and performed in all material respects.

     5.02.  No Material Change in Avana. There shall be no material change in
            ----------------------------
the business, assets, liabilities or financial condition of Avana from that set forth in Schedule 3 hereto; and there shall be no significant change in the personnel of Avana, except for the hiring of such personnel by NEW MILLENNIUM and such other actions as NEW MILLENNIUM shall have consented to in writing.

     5.03.  Employment Agreements. John Youstin, Jr. and Linda Key shall each
            ----------------------
have executed and delivered an employment contract in the form attached hereto as Schedule 5.04.

     5.04.  Opinions of Counsel.  At or before the Closing:
            --------------------

     a) NEW MILLENNIUM shall have received an opinion of counsel for Avana, dated as of the Closing, to the effect that:

            (i) Avana is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the corporate power and authority to own its properties and to carry on its business as now being conducted. To the knowledge of such counsel, Avana is duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets.

            (ii) No consents, authorizations or approvals, whether of Avana (other than the approvals provided for herein), governmental agencies or instrumentalities or otherwise, are necessary in order to enable Sellers to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of the Sellers and is enforceable against the Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

            (iii) Based in part on the representations of NEW MILLENNIUM, the transfer and conveyance of the Avana Shares and the issuance and delivery of the NEW MILLENNIUM Shares, in each case pursuant to the terms of this Agreement, is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the state of Georgia by virtue of exemptions thereto.

     b) Avana shall have received an opinion of counsel for NEW MILLENNIUM, dated as of the Closing, to the effect that:

            (i) NEW MILLENNIUM is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the corporate power and authority to own its properties and to carry on its business as now being conducted. To the knowledge of such counsel, NEW MILLENNIUM is duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to failure to so qualify would not have a materially adverse effect on its business or assets.

            (ii) All corporate and other actions required to be taken by or on the part of NEW MILLENNIUM to authorize it to enter into and perform this Agreement have been duly taken. No consents, authorizations or approvals, whether of governmental agencies or instrumentalities or otherwise, are necessary in order to enable NEW MILLENNIUM to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of NEW MILLENNIUM and is enforceable against NEW MILLENNIUM in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

            (iii) based in part on the representations of the Sellers, the transfer and conveyance of the Avana Shares and the issuance and delivery of the NEW MILLENNIUM Shares, in each case pursuant to the terms of this Agreement, is exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and from the qualification requirements of the securities law of Georgia.

     5.05.  Escrow.  The principals of Avana have executed personal guarantees
            -------
regarding certain accounts. NEW MILLENNIUM shall establish an escrow of Thirty-Eight Thousand Dollars ($38,000.00) to ensure payment on said personal guarantees.

     6.  Covenants
         ---------

     6.01.  Waiver. Each of the Sellers hereby waives any claim or cause of
            -------
action such Seller may have against Linda Key and John Youstin, Jr. based on a claim that the consideration for the NEW MILLENNIUM Shares, as initially negotiated by him on behalf of Sellers, was insufficient or otherwise inadequate.

     6.02.  Right of First Refusal. No Seller (nor any estate of a Seller, in
            -----------------------
the event of a Seller's death) shall dispose of any of his or her NEW MILLENNIUM Shares, until such Seller shall have first offered, for a period of thirty (30) days, to sell such shares to NEW MILLENNIUM at the same sales price and terms of payment. If NEW MILLENNIUM does not purchase all of the shares offered before the expiration of the foregoing 30 day period, then such Seller may dispose of such shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that such Seller shall not sell any shares to any other person at a lower price or upon more favorable terms than those offered to NEW MILLENNIUM. The foregoing rights of first refusal shall terminate upon the closing of an underwritten public offering of NEW MILLENNIUM Common Stock pursuant to a registration statement under the Securities Act.

     Each Seller understands that the certificates representing the NEW MILLENNIUM Shares shall bear a legend substantially as follows:

     The transfer, sale, assignment, encumbrance, or alienation of the shares represented by this certificate is restricted by a "right of first refusal" provision in favor of the issuer contained in a stock purchase agreement among the issuer and certain of its shareholders, dated April 27, 1999. A copy of such agreement is available for inspection during normal business hours at the principal executive office of the issuer. All terms and conditions of such restrictive provision are incorporated herein by reference.

     Any transfer, sale, assignment, encumbrance, or alienation of any NEW MILLENNIUM Shares (voluntarily or involuntarily) other than according to the terms of this Section 6.02 is void.

     6.03.  Non-Competition Agreement.  Those Sellers who are not offered
            --------------------------
employment with NEW MILLENNIUM, or if offered, decline same, covenant and agree that they shall not enter into competition with NEW MILLENNIUM as part of their consideration for the transaction. Prior to closing, each such Seller shall have executed and delivered a non-competition contract in the form attached hereto as Schedule 6.03.

     7.  Miscellaneous.
         --------------

     7.01.  Other Documents. Sellers shall, at any time after the Closing upon
            ----------------
the request of NEW MILLENNIUM, execute and deliver to NEW MILLENNIUM such documents or instruments of conveyance, license or assignment or take such other action as is reasonably necessary to complete the transfer of the Avana Shares or other transactions contemplated by this Agreement or to perfect the interest of NEW MILLENNIUM therein. Further, the parties agree to take all actions and file such documents required to comply with Georgia securities laws, including the filing any notices as contemplated by Section 1.01.

     7.02.  Costs.  Except as otherwise specifically provided herein, NEW
            ------
MILLENNIUM shall pay the Closing costs and transfer cost applicable to this Agreement and the transfer of NEW MILLENNIUM Shares hereunder. Each party hereto shall bear the costs of their respective counsel and all other legal fees and costs related thereto. Both NEW MILLENNIUM and Sellers each hold the other harmless from any obligation for the payment of any finders fees or commissions in connection with the transactions contemplated by this Agreement as a result of any action of the indemnifying party.

     7.03.  Invalidity, Modification and Waiver.  If any provision of this
            ------------------------------------
Agreement shall be held to be invalid or void, the remaining provisions shall nevertheless remain in effect. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

     7.04.  Disputes, Choice of Law.  This Agreement, the performance of the
            ------------------------
parties hereunder and any disputes related hereto shall be governed by the laws of the state of Georgia and subject to the exclusive jurisdiction of the courts therein. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings.

     7.05.  Abandonment. If this Agreement shall fail to Close as provided for
            ------------
in Section 2 as a result of a failure of any of the conditions precedent set forth in Section 5, all further obligations of the parties hereto under this Agreement shall terminate without further liability, and each party shall bear its own costs incident to the negotiation, preparation and anticipated Closing of this Agreement. In such event, each party shall return any data, material or assets of the other party received by it in contemplation of the Closing.

     7.06.  Entire Agreement.  This Agreement is and represents the entire
            -----------------
agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto.

     7.07.  Counterparts.  This Agreement may be executed in two or more
            -------------
counterparts, all of which shall be originals and enforceable, and together shall constitute a single agreement.

     7.08.  Time is of the Essence. Time is of the essence as to all provisions
            -----------------------
of this Agreement.

     7.09.  Number and Gender.  Whenever required by the context, the singular
            ------------------
number shall include the plural and the masculine gender shall include the feminine and the neuter.

     7.10.  Headings.  Headings of sections, subsections, and paragraphs in this
            ---------
Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.

NEW MILLENNIUM MULTIMEDIA, INC            AVANA COMMUNICATIONS CORPORATION


By   /s/ Richard S. Granville, III        By     /s/ Linda Key
  ------------------------------------      --------------------------------
              President                                 President

By   /s/ M. Alan Weed                     By     /s/ John Youstin Jr.
  ------------------------------------      --------------------------------
              Secretary                                 Secretary



SELLERS:


Linda Key                                 /s/ Linda Key
------------------                        -----------------------(L.S.)

John Youstin Jr.                          /s/ John Youstin Jr.
------------------                        -----------------------(L.S.)

Eric Ranney                               /s/ Eric Ranney
------------------                        -----------------------(L.S.)

Doug Corner                               /s/ Doug Corner
------------------                        -----------------------(L.S.)
(Name)                                    (Signature)


                                   EXHIBITS
                                   --------

Schedule 1.01 - Promissory Notes

Schedule 3-Avana Disclosure Schedule

Schedule 5.03 - Employment Agreements

Schedule 5.05 - Escrow Agreement

Schedule 6.03 - Non-Competition Agreements